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EXHIBIT 14 -- SHOPKO STORES, INC. CODE OF BUSINESS ETHICS

                               SHOPKO STORES, INC.
                             CODE OF BUSINESS ETHICS

         Purpose. The Purpose of this Code of Business Ethics ("Code of Ethics" or "Code") is to promote honest and ethical conduct, focus the Board of Directors and management of the Company on areas of ethical risk, provide guidance to directors, officers and teammates to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help to preserve the culture of honesty and accountability at the Company.

         Scope and Administration. This Code of Ethics applies to all directors, officers and teammates of the Company and its subsidiaries. This Code will be administered and interpreted by the Company's compliance officers, the General Counsel and the Director of Audit Services. The compliance officers are authorized to formulate and implement procedures and educational programs to promote the effectiveness of this Code of Ethics and respond to questions concerning its application. The compliance officers will report as necessary (at least annually) to the Audit Committee of the Board of Directors regarding compliance by officers and teammates with this Code of Ethics and to the Nominating/Corporate Governance Committee of the Board of Directors regarding compliance by non-management directors. Questions with respect to this Code should be referred to the compliance officers as early as possible.

1.  Compliance with Laws

    Each individual covered by this Code of Ethics, while acting on behalf of the Company, shall comply with all applicable governmental laws and regulations. The Company expects all individuals covered by this Code to follow the spirit, as well as the letter, of the law, including, without limitation, the provisions pertaining to Securities Laws which appear below. Regardless of the circumstances, the Company will do business only by lawful and ethical means.

2.  Fair Dealing

    No person acting on behalf of the Company will engage in unfair or illegal trade practices. All persons covered by this Code are expected to deal fairly with customers, suppliers, competitors and teammates, and to win or award business based on quality service and competitive pricing, not unethical or questionable business practices.

3.  Maintenance of Books, Records, Accounts, and Systems of Internal Controls

    The results of business operations must be recorded in keeping with the requirements of applicable laws and generally accepted accounting principles. It

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    is Company policy to maintain books, records and accounts, which accurately and fairly reflect the business transactions and disposition of assets of the Company. This applies to documents such as time cards, expense reports, test reports, and accounting entries, as well as less routine documents such as cost estimates, contract proposals, and other Company records. In order to carry out this policy and assure compliance with applicable laws, no individual covered by this Code of Ethics should take, or permit to be taken, any action whereby Company records and accounts would not accurately, fairly and completely reflect the action taken. No corporate funds or assets may be used for any unlawful purpose.

    In addition, management of the Company shall adopt and maintain adequate systems of internal controls to ensure the accuracy, completeness and integrity of the Company's financial records.

4.  Confidential Information

    Every person covered by this Code is expected to maintain the confidentiality of all sensitive information to which he or she has access, including confidential or trade secret information of the Company, its customers (including medical information), and suppliers, except where such disclosure is authorized by the Law Department or required by law. Confidential Information includes non-public information that might be valuable to competitors if it were disclosed. The obligation to preserve confidentiality of such information continues even after one's employment or other relationship with the Company ends.

5.  Securities Laws and Financial Reporting

    The securities laws and the rules of the various securities exchanges affect a wide variety of Company activities. A complete description of securities laws is beyond the scope of this document; however, certain activities relating to the purchase or sale of securities, such as insider trading and fraud are illegal. Therefore, no individual covered by this Code of Ethics may engage in, or permit anyone else to engage in, any activity on behalf of the Company which he or she knows, or reasonably should know, is prohibited by the securities laws or is in violation of the Company's policies on trading of securities, which are available to all teammates upon request from the legal department.

    The Company's chief executive officer and chief financial officer are ultimately responsible for promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the Securities and Exchange Commission and in other public communications. All individuals requested to provide information to be included in such reports or to participate in the preparation of such reports, including, without limitation, the Controller, members of management and all senior financial personnel of the Company, are responsible for providing such information and in preparing such reports in a manner that will help to ensure the full, fair, accurate, timely and understandable disclosure

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    of such information in the reports. No individual may engage in, or permit any other individual to engage in, any activity which he or she knows or reasonably should know will result in financial reporting practices not consistent with this standard. Any individuals who have concerns with respect to the Company's accounting or auditing matters or who are aware of improper financial disclosures are expected to report such concerns as provided in this policy.

6.  Conflicts of Interest

    Except with the prior knowledge and consent of the Company, no person covered by this Code of Ethics shall engage in any activity, interest or relationship with non-company persons, organizations or entities that would cause, or give the appearance of, a conflict of interest. The purpose of this policy is to ensure that all teammates are able to perform their duties and exercise their judgment in the best interests of the Company without impairment, or the appearance of impairment, by virtue of a non-company activity, interest or relationship.

    Business Courtesies. It is the policy of the Company to conduct its business affairs impartially and on an ethical basis without seeking or granting special consideration. Therefore, individuals covered by this Code of Ethics shall not, directly or indirectly, accept or grant any business courtesies from or to anyone having or seeking business with the Company, unless they comply with the provisions of this Section.

    A business courtesy is defined as any gift or favor for which fair market value is not paid by the recipient. A business courtesy may be a tangible or intangible benefit offered to an individual, a member of the individual's family, a close personal friend, or any other person living in the individual's household and includes, but is not limited to, such items as: monetary or non-monetary gifts, meals, drinks, entertainment, loans, all forms of hospitality, recreation, transportation, discounts, tickets, passes, promotional material, trade panels, trips to vendors' facilities, and the recipients use of the donor's name, material, equipment or property.

    Generally, tangible items which provide little or no benefit to the Company and which are intended for personal enjoyment only may not be accepted and must be returned to the vendor (except "Permitted Items," which shall include items of nominal value such as inexpensive pens, pencils or other promotional items, small amounts of candy or food, meals and entertainment in connection with a business meeting or activity, or a limited number of tickets to a local sports or other entertainment event). Under no circumstances should any individual subject to this Code of Ethics accept cash or cash equivalents such as gift certificates from someone seeking to do business with the Company. Anything valued over $75.00 (except for Permitted Items) must be reported to and approved by the Senior Vice President of the individual teammate's functional area prior to or immediately after acceptance, and if there are any questions about the


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    acceptability of gifts for any lesser amount, the same procedure can be followed to ensure that knowledge and consent of the Company has been obtained. Notwithstanding anything else in this Code to the contrary, no teammate may accept any business courtesy involving more than $250.00 (including travel, meals, tickets or other entertainment) or any lodging expense of any value without prior approval. The form for reporting and approval of gifts and business courtesies is the Gift Verification Form, which is available on the intranet or from any Executive Assistant. Gifts which are not approved will have to be returned.

    The Company recognizes that participation in business related functions, including the acceptance of meals, travel and other business courtesies on occasion, is a normal and permissible business practice, and that the appropriate value of such courtesies may vary, depending on the circumstances. That is why this Code of Ethics permits the acceptance of various forms of business courtesies with the prior knowledge and consent of the Company. However, care must be exercised to ensure that the value and frequency are not excessive to the point of creating any obligations or expectations, and no individual should give the appearance of expecting to be entertained. To ensure that the Company's prior knowledge and consent has been obtained, all individuals covered by this policy must fill out a Gift Verification Form prior to or immediately after acceptance of any business courtesy other than Permitted Items.

    Loans. Individuals covered by this Code of Ethics shall not loan to nor borrow from anyone or any institution that does business with, seeks to do business with, or competes with the Company, except transactions with banks and other financial institutions in accordance with normal business practices and loans in connection with transactions which are otherwise permitted under the ShopKo Stores, Inc. Governance Principles. This exception includes any recognized bank or financial institution handling the Company's direct deposit of payroll and any slight reductions in lending rates as may be provided by such institution generally to teammates or qualified individuals who are affiliated with the Company.

    In discussing personal finances with any financial institution, no teammate should state or imply that the financial institution's response will in any way affect its relationship with the Company. The Company's business relationships with financial institutions are not to be used in any way to influence personal loans to individuals.

    Interests In Other Businesses and Organizations. Without the prior knowledge and consent of the Company, no individual covered by this Code of Ethics should have any direct or indirect relationship with a company or individual seeking to do business with the Company or an interest in any transaction to which the Company is or will be a party if such interest or relationship might influence, or appear to influence, that person in the performance of Company duties. Directors of the Company should follow the ShopKo Stores, Inc. Governance Principles in determining the appropriateness of such relationships. Such interests include:


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             Interests in Competitors. For purposes of this Code of Ethics, a "Competitor" is defined as any organization doing business as a retailer of general merchandise and services substantially similar to those offered by the Company. A Competitor's business must directly affect the business of the Company.

    No individual covered by this Code of Ethics should have any direct or indirect interest in, or relationship with, any Competitor of the Company if such interest or relationship might influence, or appear to influence, that person in the performance of his or her Company duties. The avoidance of interest in a Competitor precludes significant ownership of stock or other material financial interest in a Competitor. Any interest valued at $10,000 or more shall be deemed significant and material (unless such interest represents less than one percent (1%) of the total outstanding securities of a publicly traded corporation); and any interest which allows a teammate to participate in the Competitor's day to day management shall be deemed significant and material.

             Interests in Suppliers. A Supplier is one who furnishes or offers to furnish goods or services of any kind to the Company. It is Company policy to select a Supplier solely on the basis of price, quality and performance. A teammate must avoid financial or other involvement with a Supplier with whom he or she does or is likely to do business. Teammates should not have any interest, financial or otherwise, in any Supplier to the Company which could influence the employee's objectivity or independent judgment in performing his or her duties.

             Indirect Interests and Relationships. Except with the prior knowledge and consent of the Company, no person covered by this Code of Ethics should be in a position to make or influence a decision relating to the Company engaging in business with a Relative. Similarly, except with the prior knowledge and consent of the Company, no person covered by this Code should be in a position to derive an indirect benefit from a Company transaction involving a Relative. For purposes of this Code, "Relative" shall include the individual's spouse, parents, children, grandchildren, siblings, aunts, uncles, nieces, and nephews. Relative shall also include relationships with parents, children and siblings by virtue of a marriage (in-law) and of a remarriage (step). This policy shall also apply to close personal relationships or any other person living within the individual's household.

7.  Diversion of Corporate Opportunity and use of Company Assets

    No person covered by this Code of Ethics should either appropriate to himself or herself, or divert to any other person or entity, a business or financial opportunity that the individual knows, or reasonably could anticipate, the Company would have an interest in pursuing. Similarly, no such individual should use the Company's property or information or their position with the Company for their own personal gain or for any other unauthorized purpose.



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8.  Compliance and Reporting

    Business Courtesies. Business Courtesies are to be reported on the Gift Verification Form. Any teammate's Gift Verification Form can be submitted to and approved by the Senior Vice President in the teammate's functional area. A Senior Vice President's or other senior executive's Gift Verification Form can be submitted to and approved by the Vice Chairman or Chief Executive Officer, President. The Chief Executive Officer, President's Gift Verification Form can be submitted to and approved by the Vice Chairman or General Counsel. Non-management directors of the Company should submit any questions or Gift Verification Forms to the Chairman of the Nominating/Corporate Governance Committee.

    All Other Approvals and Consents. To ensure the knowledge and consent of the Company to any Conflicts of Interest, Interests in Other Businesses and Organizations, Interests in Competitors, Interests in Suppliers, Indirect Interests, or any other matters of concern, teammates are required to disclose any information to the Chief Executive Officer, President or General Counsel, who will assist in determining the necessary course of action. Non-management members of the Board of Directors (and executive members of the Board of Directors, to the extent the conduct in question pertains only to their services as a director) of the Company should submit any inquiries to the Chairman of the Nominating/Corporate Governance Committee of the Board of Directors, who will determine the appropriate course of action.

    Questions. Questions concerning this policy may be directed at any time to the compliance officers (General Counsel and the Director of Audit Services).

    Reporting Violations. The Company is committed to supporting all individuals in meeting the ethical standards of conduct set forth in this Code of Ethics, and expects all individuals covered by this Code of Ethics to uphold these standards. Any serious concerns or even possible violations of this Code of Ethics should be brought to the attention of one's supervisor or manager. If this is difficult under the circumstances, such matters should be reported to the compliance officers, or the Chief Executive Officer, President, or via the Company's ethical compliance hotline. If the violation appears to involve any of these individuals, the matter should be reported directly to the Chairman of the Audit Committee.

    TO ASSIST IN REPORTING, A CONFIDENTIAL TOLL-FREE NUMBER IS PROVIDED TO ALL PERSONS COVERED BY THIS POLICY:

    Individuals covered by this Code of Ethics are expected to cooperate in any internal investigation of actual or potential violations of this Code. To the extent possible, efforts will be made to keep confidential the identity of any individual who makes a report. It is also the Company's policy to prohibit retaliation against

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    individuals who file reports under this policy. However, any person who has participated in the wrongdoing or knowingly or recklessly provides false information may be subject to corrective action, up to, and including, dismissal.

    Penalties for Violations. Violations of this Code or failure to cooperate with an internal investigation of any actual or potential violation of this Code may constitute grounds for corrective action, up to and including, dismissal.

    Compliance Reporting. Individuals covered by this Code of Ethics may be asked to complete and return a compliance report and certification on an annual or more frequent basis.

    Waivers. Any waiver of the provisions of this Code of Ethics for non-management directors of the Company may be made only by the Nominating/Corporate Governance Committee. Any waiver of the provisions of this Code for executive officers of the Company may be made only by the Audit Committee of the Board of Directors. Any other waiver of the provisions of this Code may be made by the company's Chief Executive Officer, President, in consultation with the compliance officers. Any waivers granted to directors or executive officers of the Company will be promptly disclosed o the Company's shareholders.


As adopted by the Board of Directors:  January 21, 2004


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